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                                                                     Exhibit 1.1



                              [CHINA MOBILE LOGO]

                        China Mobile (Hong Kong) Limited
(Incorporated in Hong Kong with limited liability under the Companies Ordinance)


                                  ANNOUNCEMENT

     The Board of Directors of China Mobile (Hong Kong) Limited announces that Professor Arthur Li Kwok Cheung will resign from his post as an independent non-executive director of the Company with effect from 1 August 2002, as he takes up the key post of the Secretary for Education and Manpower of the Government of the Hong Kong Special Administrative Region. The Board takes this opportunity to acknowledge the contributions of Professor Li to the Company with the highest regard and deepest gratitude.



                                                     By order of the Board
                                               China Mobile (Hong Kong) Limited
                                                          Wang Xiaochu
                                                            Chairman


1 August 2002, Hong Kong